EXHIBIT 7.1

YOHALEM

GILMAN

& COMPANY LLP

April 12, 2005

VIA E-MAIL AND FEDERAL EXPRESS

Apogee Technology, Inc.

129 Morgan Drive

Norwood, MA 02062

Attention:  Chairman of the Audit Committee

Ladies and Gentlemen:

As you know, this firm audited the financial statements of Apogee Technology, Inc. (the “Company”) as at and for the year ended December 31, 2003 (the “2003 Annual Financial Statements”) and reviewed the Company’s financial statements as at and for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (the “2004 Quarter Reports”).

Based upon the information now available to us, we have concluded that the Company’s revenue recognition with respect to its sale in December 2003 to a principal customer was improper and that, at December 31, 2003 and at each quarterly period thereafter, the accounts receivable from that customer have been overvalued.

Accordingly, this is to advise you that appropriate disclosure should be made to all appropriate parties, including in a Current Report on Form 8-K, to prevent reliance on our previously issued audit report with respect to the 2003 Annual Financial Statements and our interim reviews of the 2004 Quarterly Reports.

Very truly yours,

/s/ Yohalem, Gillman & Company LLP

Yohalem, Gillman & Company LLP

cc:	Board of Directors
Attention: Herbert Stein, Chairman

Accountants and Consultants, 477 Madison Avenue, New York, NY 10022-5802

Tel.: 212-371-2100  Fax: 212-759-2946  E-mail: yg&co@yohalem.com  Internet: www.yohalem.com

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